Exhibit 15.1
October 26, 2006
Aetna Inc.
Hartford, Connecticut
Re: Registration Statements Nos. 333-52120, 52122, 52124, 54046, 73052, 87722, 87726, 124619, 124620, 130126, 136176, 136177
With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated October 26, 2006 related to our review of interim financial information.
Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.
/s/ KPMG LLP
Hartford, Connecticut